Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 6, 2025 in the Registration Statement on Form S-1/A, under the Securities Act of 1933 with respect to the consolidated balance sheet of Scientist Home Future Health Limited and its subsidiaries (collectively the “Company”) as of December 31, 2024 and the related consolidated statements of operations and comprehensive income, consolidated statement of shareholders’ equity, and consolidated statement of cash flows for the period ended from July 3, 2024 (date of incorporation) to December 31, 2024, and the related notes included herein.

We also consent to the reference to us under the heading “Interests of named experts and counsel” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723) Kuala Lumpur, Malaysia

March 6, 2025